Exhibit 10(b)

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERGY HOLDINGS COMPANY LLC
Dated as of September 19, 2015

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
ENTERGY HOLDINGS COMPANY LLC

This Fourth Amended and Restated Limited Liability Company Agreement of Entergy Holdings Company LLC (the “Company”) is dated effective as of September 19, 2015 at 12:05am Central time (the “Effective Time”) among Entergy International LTD LLC (“EIL”), Entergy Gulf States Louisiana, L.L.C. (“EGSL”), Entergy Louisiana, LLC (“ELL”), Entergy Corporation (“ETR”) and Deutsche Bank AG, London Branch (“DB”) and any other Persons who become Members of the Company in accordance with the provisions hereof and whose names are set forth as Members on Schedule A hereto.
WHEREAS, the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on August 19,1997;
WHEREAS, the Company is currently governed by the Third Amended and Restated Limited Liability Company Agreement of the Company dated as of August 6, 2014 (the “Prior Agreement”);
WHEREAS, the Members desire to amend and restate the Prior Agreement to create a new class of junior preferred interests, the Class D Preferred Membership Interests, and certain other matters, which amendment is being effected pursuant to Section 17.9 of the Prior Agreement by the signature of EIL, as the sole Class A Common Member,and by resolution of the Board dated as of the date hereof.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Members hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1    Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.
“Additional Members” is defined in Section 14.1 hereof.
“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Fourth Amended and Restated Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time.
“Applicable Liquidation Price” means, with respect to Class A Preferred Membership Interests, the Class A Preferred Liquidation Price, and, with respect to Class B Preferred Membership Interests, the Class B Preferred Liquidation Price.

“Board” means the board of directors of the Company established pursuant to Section 6.1 hereof.
“Business Day” means any day other than a Saturday, Sunday and those legal public holidays on which banks in New York, New York or New Orleans, Louisiana are authorized or required by law to be closed.
“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the fair market value of any property (other than money) contributed to the Company pursuant to Article IV hereof.
“Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.
“Class A Common Member” means a Member owning Class A Common Membership Interests. The sole Class A Common Member as of the date hereof is EIL.
“Class A Common Membership Interests” means the Common Interests identified as the Class A Common Membership Interests.
“Class A Preferred Liquidation Price” means $100.
“Class A Preferred Members” means the Members owning Class A Preferred Membership Interests. The Class A Preferred Members as of the date hereof are EGSL, ELL and DB.
“Class A Preferred Membership Interests” means the Preferred Interests identified in this Agreement as the Class A Preferred Membership Interests.
“Class A Preferred Yield Protection Date” means July 29, 2018.
“Class A Senior Interests” is defined in Section 5.6(iii)(C).
“Class B Common Member” means a Member owning Class B Common Membership Interests. The sole Class B Common Member as of the date hereof is ETR.
“Class B Common Membership Interests” means the Common Interests identified as the Class B Common Membership Interests.
“Class B Preferred Liquidation Price” means $100.
“Class B Preferred Members” means the Members owning Class B Preferred Membership Interests. The Class B Preferred Members as of the date hereof are EGSL and ELL.
“Class B Preferred Membership Interests” means the Preferred Interests identified in this Agreement as the Class B Preferred Membership Interests.
“Class B Preferred Yield Protection Date” means July 22, 2020.
“Class B Senior Interests” is defined in Section 5.6(iv)(C).
“Class C Preferred Liquidation Price” means $100.

“Class C Preferred Members” means the Members owning Class C Preferred Membership Interests. The Class C Preferred Members as of the date hereof are EGSL and ELL.
“Class C Preferred Membership Interests” means the Preferred Interests identified as the Class C Preferred Membership Interests.
“Class C Preferred Yield Protection Date” means August 6, 2024.
“Class C Senior Interests” is defined in Section 5.6(v)(C).
“Class D Preferred Liquidation Price” means $100.
“Class D Preferred Members” means the Members owning Class D Preferred Membership Interests. As of the Effective Time, there are no units of Class D Preferred Membership Interests outstanding.
“Class D Preferred Membership Interests” means the Preferred Interests created under this Agreement identified as the Class D Preferred Membership Interests.
“Class D Preferred Yield Protection Date” means September 19, 2025.
“Class D Senior Interests” is defined in Section 5.6(vi)(C).
“Common Interest” means a common limited liability company interest in the Company, which represents an economic interest in the Company, including the right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act. The Common Interests currently consist of the Class A Common Interests and the Class B Common Interests, and shall include any other series or other class of Common Interests issued by the Company in accordance with Article X. The holders of each class of Common Interests shall have such relative rights and duties as are set forth in this Agreement.
“Company” is defined in the preamble to this Agreement.
“Covered Person” means a Member, a Director, an Officer, any Affiliate of the Company, a Member, a Director or an Officer, any officers, directors, shareholders, partners, members, managers, employees, representatives or agents of a Member, a Director or an Officer, or their respective Affiliates, or any employee or agent of the Company or its Affiliates.
“DB” is defined in the preamble to this Agreement.
“Director” means a Person designated as a director of the Company pursuant to Section 6.1 hereof. Each Director shall be a “manager” of the Company (within the meaning of the Act).
“Dissolution Date” is defined in Section 16.2 hereof.
“Distribution Coverage Ratio” means, as to any given calendar quarter of the Company, the ratio of (A) the total amount of interest, calculated on a consolidated post-tax basis, earned by the Company and its consolidated subsidiaries in that calendar quarter (including, for the avoidance of doubt, both interest earned on loans made by the Company to any of its Affiliates other than consolidated subsidiaries and interest earned by the Company on securities issued by Affiliates other than consolidated subsidiaries or non-Affiliates of the Company) to (B) the total amount of distributions made by the Company in that calendar quarter to the holders of Preferred Interests pursuant to Section 9.1 hereof. For purposes of this definition, “consolidated post-tax basis” shall mean a calculation which reduces the amount of interest income of the

Company and its consolidated subsidiaries for a fiscal quarter determined on a consolidated basis by an amount equal to the total current income tax expense of the Company and its consolidated subsidiaries for such fiscal quarter determined on a consolidated basis, divided by the total taxable income of the Company and its consolidated subsidiaries for such fiscal quarter determined on a consolidated basis and multiplied by the amount of such interest income.
“Distribution Payment” is defined in Section 9.1 hereof.
“Distribution Payment Date” is defined in Section 9.1 hereof.
“Distribution Period” is defined in Section 9.1 hereof.
“Effective Time” is defined in the preamble to this Agreement.
“EGSL” is defined in the preamble to this Agreement.
“EIL” is defined in the preamble to this Agreement.
“ELL” is defined in the preamble to this Agreement.
“ETR” is defined in the preamble to this Agreement.
“Event of Default” means (i) the failure of the Company to pay a Distribution Payment on or before the applicable Distribution Payment Date for any Distribution Period or (ii) a breach by the Company of any Financial Covenant (taking into account, for the avoidance of doubt, the forty-five (45) day cure period referenced in Section 8.1).
“GAAP” means accounting principles generally accepted in the United States.
“GCL” means the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq., as amended from time to time.
“Interest” means a limited liability company interest in the Company, which represents an economic interest in the Company, including the right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act.
“Interest Holder” means any Person who holds an Interest, regardless of whether such interest was initially acquired by such Person from the Company or by assignment from another Interest Holder.
“Laws” means:

(i)	all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international;

(ii)	all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental body;

(iii)	all policies, practices and guidelines of any governmental body; and

(iv)	any amendment, modification, re-enactment, restatement or extension of the foregoing,

in each case binding on or affecting the party or Person referred to in the context in which such word is used; and “Law” means any one of them.

“Material Action” means to consolidate or merge the Company with or into any Person, to convert the Company into any other form of entity, or to sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.
“Members” means the parties listed on Schedule A hereto, and includes any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.
“Net Worth” means, as of any date of determination, the excess of the total assets of the Company over the total liabilities of the Company. For purposes of calculating Net Worth, (i) total liabilities of the Company shall include only (A) debt owed by the Company or any of its consolidated subsidiaries to any of Affiliates of the Company (other than consolidated subsidiaries) and (B) recourse debt of the Company or any of its consolidated subsidiaries owed to third parties (with any non-recourse debt of the Company or its consolidated subsidiaries owed to third parties being excluded), and (ii) total assets of the Company shall exclude the book value of any assets securing non-recourse debt of the Company or any of its consolidated subsidiaries owed to third parties. For the avoidance of doubt, the Class A Preferred Membership Interests, the Class B Preferred Membership Interests, the Class C Preferred Membership Interests, and the Class D Preferred Membership Interests shall be considered equity, and not debt, for purposes of calculating Net Worth.
“Officer” means a Person designated as an officer of the Company pursuant to Article VII.
“Percentage Interest” means the ratio of a Member’s Common Interests to the aggregate Common Interests of all Members, expressed as a percentage, as shown on Schedule A hereto. The Percentage Interest of a Member may be adjusted from time to time by the Board, in the Board’s sole discretion, in connection with the issuance of additional Interests in the Company pursuant to Article X or the assignment of Interests pursuant to Article XV.
“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
“Preferred Interest” means a preferred limited liability company interest in the Company, which represents an economic interest in the Company, including the right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act. The Preferred Interests currently consist of the Class A Preferred Membership Interests, the Class B Preferred Membership Interests, the Class C Preferred Membership Interests, and the Class D Preferred Membership Interests, and shall include any other series or other class of Preferred Interests issued by the Company in accordance with Article X. The holders of each class of Preferred Interests shall have such relative rights and duties as are set forth in this Agreement.
“Prior Agreement” is defined in the recitals to this Agreement.
“Redemption Notice” is defined in Section 5.7 hereof.

“Secretary” means the Person appointed by the Board as the secretary of the Company, who shall perform the duties described in Section 7.6 of this Agreement.
“Substitute Member” means a Person who is admitted to the Company as a Member pursuant to Article XV hereof, and who is named as a Member on Schedule A to this Agreement.
Section 1.2    Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II
FORMATION AND TERM

Section 2.1    Formation.
(i)The Certificate of Formation has been filed with the Secretary of State of the State of Delaware by an “authorized person” within the meaning of the Act. Each Officer of the Company is hereby authorized to execute, deliver and file any certificates (and any amendments and/or restatements thereof) (i) required or permitted to be filed in the office of the Secretary of State of the State of Delaware, or (ii) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
(ii)As of the date of this Agreement, the Interests are owned by the Members as set forth on Schedule A attached hereto.
(i)The name and mailing address of each Member, the number of each class of Interests owned by each Member, and the Percentage Interest of each Member owning Common Interests shall be listed on Schedule A attached hereto. The Secretary shall be required to update Schedule A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

Section 2.2    Term. The term of the Company commenced upon the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in perpetuity until the Company is dissolved in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation in the manner required by the Act.

Section 2.3    Registered Agent and Office. The Company’s registered agent and registered office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the Board in its sole discretion may designate another registered agent and/or registered office.

Section 2.4    Principal Place of Business. The principal place of business of the Company shall be at 2001 Timberloch Place, The Woodlands, Texas 77380. At any time, the Board in its sole discretion may change the location of the Company’s principal place of business to another location.

Section 2.5    Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business.

Section 2.6    Amendment and Restatement. The Prior Agreement is hereby amended and restated, in accordance with Section 17.9 of the Prior Agreement, in its entirety as set forth in this Agreement.

ARTICLE III
PURPOSE AND POWERS OF THE COMPANY
Section 3.1    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation, (i) to acquire, hold and dispose of investments, including investments in Affiliates of the Company and of the Members, and (ii) to lend money to, borrow money from, act as surety, guarantor or endorser for, provide collateral for, and transact other business with third parties, including transactions with Members and Affiliates of the Company.

Section 3.2    Powers of the Company.
(iii)Except as otherwise provided in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power to:
(A)conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
(B)enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Directors, the Officers, any Member, any Affiliate of any Director, any Officer or any Member, or any agent or Affiliate of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company, including transactions with Members and Affiliates of the Company on terms that are not arms-length;
(C)lend money to, borrow money from, act as surety, guarantor or endorser for, provide collateral for, and transact other business with third parties including Members and Affiliates of the Company, any Member, any Director or any Officer, including, without limitation, lending money to Affiliates of the Company or the Members at the Company’s effective cost of capital or otherwise or at less favorable rates and on less favorable terms than could be obtained by the Company in transactions with unrelated parties;
(D)purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereof), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;
(E)lend money for its proper purpose, invest and reinvest its funds, and take and hold real and personal property for the payment of funds so loaned or invested;
(F)sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(G)appoint employees and agents of the Company, and define their duties and fix their compensation;
(H)indemnify any Person in accordance with the Act and obtain any and all types of insurance;
(I)cease its activities and cancel its Certificate of Formation;
(J)negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;
(K)borrow money and issue evidences of indebtedness, and secure the same by a mortgage, pledge or other lien on the assets of the Company;
(L)pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities; and
(M)make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
(iv)Notwithstanding any other provision of this Agreement or any provision of law that otherwise so empowers the Company, any Member, the Board, any Officer or any other Person, no Member, Director, Officer or any other Person shall be authorized or empowered, nor shall they permit the Company, (A) so long as no Event of Default has occurred and is continuing, to take any Material Action without the prior written consent of the Members owning a majority of the Class A Common Membership Interests, voting as a single class, or (B) use any proceeds from the issuance of the Class A Preferred Membership Interests, the Class B Preferred Membership Interests, the Class C Preferred Membership Interests, or the Class D Preferred Membership Interests specified on Schedule A hereto other than (1) to pay for capital expenditures or the acquisition of capital assets, or (2) to repay debt incurred in connection with the payment of capital expenditures or the acquisition of capital assets, or (3) to lend funds to ETR in order for ETR to pay for capital expenditures or the acquisition of capital assets, or to repay debt.

ARTICLE IV
CAPITAL CONTRIBUTIONS, INTERESTS AND ADVANCES

Section 4.1    Capital Contributions. No Member shall be required to make any capital contribution to the Company.

Section 4.2    Nature of Interest. An Interest Holder’s Interests shall for all purposes be personal property. An Interest Holder has no interest in specific Company property.

Section 4.3    Status of Capital Contributions.
(v)Except as otherwise provided in this Agreement, the amount of an Interest Holder’s Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of the Board. Notwithstanding the foregoing, no return of an Interest Holder’s Capital Contributions shall be made hereunder if such distribution would violate applicable law. Under circumstances requiring a return of any Capital Contribution, no Interest Holder shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement or as may be specifically agreed to by the Board in its sole discretion.

(vi)No Interest Holder shall receive any interest, salary or drawing with respect to its Capital Contributions or for services rendered on behalf of the Company or otherwise in its capacity as an Interest Holder, except as otherwise specifically provided in this Agreement.

(vii)Except as otherwise provided herein and by applicable law, no Member shall be required to lend any funds to the Company or to make any additional capital contributions to the Company. No Member, Director or Officer shall have any personal liability for the repayment of any Capital Contribution of any Interest Holder.

Section 4.4    Advances. If any Interest Holder shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall not entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Interest Holder and shall be subject to such terms and conditions acceptable to the Board, in its sole discretion, and such Interest Holder. Any such advance shall be payable and collectible only out of Company assets, and neither the Members, the Directors nor the Officers shall be personally obligated to repay any part thereof. No Person who makes any non-recourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

ARTICLE V
MEMBERS
Section 5.1    Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as specifically provided herein, the Members shall have no power to bind the Company.

Section 5.2    Reimbursements. The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members acting on behalf of the Company in accordance with this Agreement. Such reimbursement shall not be deemed to constitute a distributive share of profits or a distribution or return of capital to any Member.

Section 5.3    Partition. Each Interest Holder waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 5.4    Resignation. Except in connection with a transfer of all of its Interests pursuant to Article XV, a Member may not resign from the Company prior to the dissolution and winding up of the Company.

Section 5.5    Meetings of Members.

i.The annual meeting of the Members for the election of Directors and the transaction of other business shall be held (a) at a time fixed by the Board, on the third Friday in May, if not a legal holiday; (b) if a legal holiday, then at the same time on the next Business Day which is not a legal holiday; or (c) at such date and time during such calendar year as shall be stated in the notice of the meeting or in a duly executed waiver or notice thereof. The annual meeting of Members shall be held at the principal business office of the Company or at such other place or places either within or without the State of Delaware as may be designated by the Board and stated in the notice of the meeting. Written notice of the annual meeting of the Members stating the place, date and hour of such meeting shall be delivered personally or mailed to each Member entitled to vote thereat not less than ten (10) and not more than sixty (60) days prior to the date of the meeting, but at any meeting at which all Members shall be present, or of which all Members not present have waived notice in writing, the giving of notice as above described may be dispensed with. If mailed, such notice shall be directed to each Member at its address as the same appears on Schedule A hereto unless a Member shall have filed with the Secretary of the Company a written request that notices intended for it be mailed to some other address, in which case the notice shall be mailed to the address designated in such request.
ii.At the annual meeting of the Members, the Members shall elect Directors and transact such other business as may properly be brought before the meeting in accordance with Section 5.6.
iii.Special meetings of the Members, for any purpose or purposes, shall be held whenever called by (A) the Board, the Chairman of the Board or the President, (B) so long as no Event of Default has occurred and is continuing, the Members owning a majority of the issued and outstanding Class A Common Membership Interests or (C) upon the occurrence of an Event of Default, and during the continuation thereof, the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class. Any such special meeting of Members may be held at the principal business office of the Company or at such other place or places, either within or without the State of Delaware, as may be specified in the notice thereof. Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice thereof. Written notice of each special meeting, stating the day, hour and place, and in general terms the business to be transacted thereat, shall be delivered personally or mailed to each Member entitled to vote thereat not less than ten (10) and not more than sixty (60) days before the meeting. If mailed, such notice shall be directed to each Member at its address as the same appears on Schedule A hereto unless a Member shall have filed with the Secretary of the Company a written request that notices intended for it be mailed to some other address, in which case it shall be mailed to the address designated in such request. At any special meeting at which all Members shall be present, or of which all Members not present have waived notice in writing, the giving or notice as above described may be dispensed with.
iv.At any meeting of the Members, there must be present, either in person or represented by proxy, in order to constitute a quorum, Members owning a majority of the issued and outstanding Interests entitled to vote at such meeting. At any meeting of Members at which a quorum is not present, the holders of, or the holders of proxies for, a majority of the Interests entitled to vote and represented at such meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
v.For so long as no Event of Default has occurred and is continuing, each holder of record of Class A Common Membership Interests shall, at every meeting of the Members, be entitled to one (1) vote for each Class A Common Membership Interest standing in its name on the books of the Company; provided, however, that if the question is one upon which by express provision of this Agreement (including, without limitation, Section 5.6), a different vote is required, such express provision shall govern and control the decision of such question. Upon the occurrence of an Event of Default, and during the continuation thereof, the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests shall be entitled to vote together as a single class, and no holder of Common Interests shall be entitled to vote on any matter with respect to such Common Interests held. A Member may exercise any vote to which it is entitled either in person or by proxy appointed by an instrument in writing, subscribed to by such Member or by its duly authorized attorney, and filed with the Secretary of the Company before being voted on, but no proxy shall be voted on after three (3) years from its date, unless such proxy provides for a longer period.
vi.The vote on all elections of Directors and other questions before any meeting of the Members need not be by ballot, except upon demand by the Members owning the majority of the Interests entitled to vote thereon present in person or by proxy.
vii.Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment, provided all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal business office of the Company.
viii.Any action required to be taken at any annual or special meeting of the Members or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous consent shall be given to those Members entitled to vote on the matter who have not consented in writing.
ix.The Chairman of the Board or the President, or in their absence, any Vice President, shall call to order meetings of the Members and shall act as chairman of such meetings. The Board or the Members may appoint any Member or any Director or Officer to act as chairman of any meeting in the absence of the Chairman of the Board, the President and all of the Vice Presidents. The Secretary of the Company shall act as the secretary of all meetings of the Members, but in the absence of the Secretary, the presiding officer of the meeting may appoint any other person to act as secretary of any meeting.

Section 5.6    Voting Rights of Members.
i.The Members owning Class B Common Membership Interests shall possess no voting power with respect to such Class B Common Membership Interests held. For so long as no Event of Default has occurred and is continuing, and except as otherwise provided in this Agreement or the Act, (A) the Members owning the Class A Common Membership Interests shall exclusively possess all voting power for the election of Directors and for all other purposes and are entitled to vote on each matter to be voted on at a meeting of Members and (B) the Members owning the Class A Preferred Membership Interests, the Class B Preferred Membership Interests, the Class C Preferred Membership Interests and the Class D Preferred Membership Interests shall possess no voting power with respect to such Preferred Interests held, except as expressly set forth in Sections 5.6(iii), (iv), (v) and (vi) respectively.
ii.Upon the occurrence of an Event of Default, and during the continuation thereof, and except as otherwise provided in this Agreement or the Act, (A) the Members owning the Class A Preferred Membership Interests, the Class B Preferred Membership Interests and the Class C Preferred Membership Interests, voting together as a single class, shall exclusively possess all voting power for the election of Directors and for all other purposes and shall be entitled to vote on each matter to be voted on at a meeting of Members and (B) the Members owning the Class A Common Membership Interests shall possess no voting power with respect to such Common Interests held.
iii.Notwithstanding the foregoing, so long as any Class A Preferred Membership Interests are outstanding, the Company shall not, without the prior written consent of Class A Preferred Members owning a majority of the Class A Preferred Membership Interests then outstanding:
1.amend, alter, change or repeal any of the express terms of the Class A Preferred Membership Interests in a manner prejudicial to the holders thereof;
2.convert any Class A Preferred Membership Interests into another class or series of Interests; or
3.(i) authorize, create, or increase the number of authorized or outstanding Interests that rank senior or equal to the Class A Preferred Membership Interests as to the payment of dividends or of distributions upon the liquidation, dissolution or winding up of the Company (such class or series being referred to herein as “Class A Senior Interests”); or (ii) authorize, create or issue any obligation or security convertible into or otherwise exercisable for, or any rights or options entitling the holder thereof to purchase, Class A Senior Interests;

4.create, incur or assume any indebtedness, or increase any existing indebtedness, of the Company, other than in the ordinary course of business;
5.consolidate or merge with or into any Person, convert from a limited liability company into any other form of entity, or to sell all or substantially all of its assets;
6.institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due; or
7.dissolve or liquidate other than as provided in Section 16.2.
iv.Notwithstanding the foregoing, so long as any Class B Preferred Membership Interests are outstanding, the Company shall not, without the prior written consent of Class B Preferred Members owning a majority of the Class B Preferred Membership Interests then outstanding:
1.amend, alter, change or repeal any of the express terms of the Class B Preferred Membership Interests in a manner prejudicial to the holders thereof;
2.convert any Class B Preferred Membership Interests into another class or series of Interests; or
3.(i) authorize, create, or increase the number of authorized or outstanding Interests that rank senior or equal to the Class B Preferred Membership Interests as to the payment of dividends or of distributions upon the liquidation, dissolution or winding up of the Company (such class or series being referred to herein as “Class B Senior Interests”); or (ii) authorize, create or issue any obligation or security convertible into or otherwise exercisable for, or any rights or options entitling the holder thereof to purchase, Class B Senior Interests;
4.create, incur or assume any indebtedness, or increase any existing indebtedness, of the Company, other than in the ordinary course of business;
5.consolidate or merge with or into any Person, convert from a limited liability company into any other form of entity, or to sell all or substantially all of its assets;
6.institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due; or
7.dissolve or liquidate other than as provided in Section 16.2.
v.Notwithstanding the foregoing, so long as any Class C Preferred Membership Interests are outstanding, the Company shall not, without the prior written consent of Class C Preferred Members owning a majority of the Class C Preferred Membership Interests then outstanding:
1.amend, alter, change or repeal any of the express terms of the Class C Preferred Membership Interests in a manner prejudicial to the holders thereof;
2.convert any Class C Preferred Membership Interests into another class or series of Interests; or
3.(i) authorize, create, or increase the number of authorized or outstanding Interests that rank senior or equal to the Class C Preferred Membership Interests as to the

payment of dividends or of distributions upon the liquidation, dissolution or winding up of the Company (such class or series being referred to herein as “Class C Senior Interests”); or (ii) authorize, create or issue any obligation or security convertible into or otherwise exercisable for, or any rights or options entitling the holder thereof to purchase, Class C Senior Interests;
4.create, incur or assume any indebtedness, or increase any existing indebtedness, of the Company, other than in the ordinary course of business;
5.consolidate or merge with or into any Person, or convert from a limited liability company into any other form of entity; or
6.institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due.
vi.Notwithstanding the foregoing, so long as any Class D Preferred Membership Interests are outstanding, the Company shall not, without the prior written consent of Class D Preferred Members owning a majority of the Class D Preferred Membership Interests then outstanding:
1.amend, alter, change or repeal any of the express terms of the Class D Preferred Membership Interests in a manner prejudicial to the holders thereof;
2.convert any Class D Preferred Membership Interests into another class or series of Interests; or
3.(i) authorize, create, or increase the number of authorized or outstanding Interests that rank senior or equal to the Class D Preferred Membership Interests as to the payment of dividends or of distributions upon the liquidation, dissolution or winding up of the Company (such class or series being referred to herein as “Class D Senior Interests”); or (ii) authorize, create or issue any obligation or security convertible into or otherwise exercisable for, or any rights or options entitling the holder thereof to purchase, Class D Senior Interests;
4.create, incur or assume any indebtedness, or increase any existing indebtedness, of the Company, other than in the ordinary course of business;
5.consolidate or merge with or into any Person, or convert from a limited liability company into any other form of entity; or
6.institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due.

Section 5.7    Redemption of Class A Preferred Membership Interests.
i.At any time and from time to time after the Class A Preferred Yield Protection Date, the Company may, at its election, expressed by resolution of the Board, redeem, in whole or in part, the Class A Preferred Membership Interests at a price per Class A Preferred Membership Interest equal to the

Class A Preferred Liquidation Price plus any accumulated and unpaid Distribution Payments thereon (including all Distribution Payments which have accrued since the most recent Distribution Payment Date).
ii.Except as set forth in Section 5.7(i), Section 5.8(i), Section 5.9(i), or 5.10(i), neither the Company nor any Member shall have any right to redeem or request the redemption of any Interest.
Any redemption pursuant to Section 5.7(i) shall be accomplished by the Company delivering a notice (a “Redemption Notice”) no less than thirty (30) nor more than sixty (60) days prior to such redemption to each holder of record of the Class A Preferred Membership Interests at such holder’s address as it appears on the books of the Company. In consideration for the payment specified in Section 5.7(i), each such holder shall transfer to the Company, in accordance with the procedures set forth in the Redemption Notice, its Class A Preferred Membership Interests free and clear of all liens and encumbrances, and shall furnish to the Company all documentation reasonably required by the Company, which shall be set forth in the Redemption Notice, to effect and evidence the redemption of such Class A Preferred Membership Interests. If less than all the outstanding Class A Preferred Membership Interests are to be redeemed, the selection of Class A Preferred Membership Interests for redemption shall be made pro-rata among the outstanding Class A Preferred Membership Interests and the Redemption Notice given to each holder shall state the number of Class A Preferred Membership Interests of such holder to be redeemed.
Section 5.8     Redemption of Class B Preferred Membership Interests.
i.At any time and from time to time after the Class B Preferred Yield Protection Date, the Company may, at its election, expressed by resolution of the Board, redeem, in whole or in part, the Class B Preferred Membership Interests at a price per Class B Preferred Membership Interest equal to the Class B Preferred Liquidation Price plus any accumulated and unpaid Distribution Payments thereon (including all Distribution Payments which have accrued since the most recent Distribution Payment Date).
ii.Any redemption pursuant to Section 5.8(i) shall be accomplished by the Company delivering a Redemption Notice no less than thirty (30) nor more than sixty (60) days prior to such redemption to each holder of record of the Class B Preferred Membership Interests at such holder’s address as it appears on the books of the Company. In consideration for the payment specified in Section 5.8(i), each such holder shall transfer to the Company, in accordance with the procedures set forth in the Redemption Notice, its Class B Preferred Membership Interests free and clear of all liens and encumbrances, and shall furnish to the Company all documentation reasonably required by the Company, which shall be set forth in the Redemption Notice, to effect and evidence the redemption of such Class B Preferred Membership Interests. If less than all the outstanding Class B Preferred Membership Interests are to be redeemed, the selection of Class B Preferred Membership Interests for redemption shall be made pro-rata among the outstanding Class B Preferred Membership Interests and the Redemption Notice given to each holder shall state the number of Class B Preferred Membership Interests of such holder to be redeemed.

Section 5.9    Redemption of Class C Preferred Membership Interests.
i.Subject to Section 5.9(iii), at any time and from time to time after the Class C Preferred Yield Protection Date, the Company may, at its election, expressed by resolution of the Board, redeem, in whole or in part, the Class C Preferred Membership Interests at a price per Class C Preferred Membership Interest equal to the Class C Preferred Liquidation Price plus any accumulated and unpaid Distribution Payments thereon (including all Distribution Payments which have accrued since the most recent Distribution Payment Date).
ii.Any redemption pursuant to Section 5.9(i) shall be accomplished by the Company delivering a Redemption Notice no less than thirty (30) nor more than sixty (60) days prior to such redemption to each holder of record of the Class C Preferred Membership Interests at such holder’s address as it appears on the books of the Company. In consideration for the payment specified in Section 5.9(i), each such holder shall transfer to the Company, in accordance with the procedures set forth in the Redemption Notice, its Class C Preferred Membership Interests free and clear of all liens and encumbrances, and shall furnish to the Company all documentation reasonably required by the Company, which shall be set forth in the Redemption Notice, to effect and evidence the redemption of such Class C Preferred Membership Interests. If less than all the outstanding Class C Preferred Membership Interests are to be redeemed, the selection of Class C Preferred Membership Interests for redemption shall be made pro-rata among the outstanding Class C Preferred Membership Interests and the Redemption Notice given to each holder shall state the number of Class C Preferred Membership Interests of such holder to be redeemed.
iii.Notwithstanding anything to the contrary contained herein, any redemption of the Class A Preferred Membership Interests and Class B Preferred Membership Interests effected pursuant to Section 5.7 and Section 5.8 shall be made prior and in preference to the Company’s redemption of the Class C Preferred Membership Interests such that the Company shall not redeem any Class C Preferred Membership Interests unless and until the Company shall have previously redeemed in full all outstanding Class A Preferred Membership Interests and Class B Preferred Membership Interests.

Section 5.10     Redemption of Class D Preferred Membership Interests.
i.Subject to Section 5.10(iii), at any time and from time to time after the Class D Preferred Yield Protection Date, the Company may, at its election, expressed by resolution of the Board, redeem, in whole or in part, the Class D Preferred Membership Interests at a price per Class D Preferred Membership Interest equal to the Class D Preferred Liquidation Price plus any accumulated and unpaid Distribution Payments thereon (including all Distribution Payments which have accrued since the most recent Distribution Payment Date).
ii.Any redemption pursuant to Section 5.10(i) shall be accomplished by the Company delivering a Redemption Notice no less than thirty (30) nor more than sixty (60) days prior to such redemption to each holder of record of the Class D Preferred Membership Interests at such holder’s address as it appears on the books of the Company. In consideration for the payment specified in Section 5.10(i), each such holder shall transfer to the Company, in accordance with the procedures set forth in the Redemption Notice, its Class D Preferred Membership Interests free and clear of all liens and encumbrances, and shall furnish to the Company all documentation reasonably required by the Company, which shall be set forth in the Redemption Notice, to effect and evidence the redemption of such Class D Preferred Membership Interests. If less than all the outstanding Class D Preferred Membership Interests are to be redeemed, the selection of Class D Preferred Membership Interests for redemption shall be made pro-rata among the outstanding Class D Preferred Membership Interests and the Redemption Notice given to each holder shall state the number of Class D Preferred Membership Interests of such holder to be redeemed.
iii.Notwithstanding anything to the contrary contained herein, any redemption of the Class A Preferred Membership Interests, Class B Preferred Membership Interests or Class C Preferred Membership Interests effected pursuant to Section 5.7, Section 5.8 or Section 5.9, respectively, shall be made prior and in preference to the Company’s redemption of the Class D Preferred Membership Interests such that the Company shall not redeem any Class D Preferred Membership Interests unless and until the Company shall have previously redeemed in full all outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests.

ARTICLE VI
MANAGEMENT
Section 6.1    Board of Directors. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be exclusively managed by or under the direction of a board of directors of the Company (the “Board”) consisting of one or more natural persons designated as directors of the Company as provided below (“Directors”). The number of Directors which shall constitute the whole Board shall be not less than one (1) nor more than ten (10). Subject to the foregoing, the number of Directors may be fixed from time to time by (i) the Board, (ii) so long as no Event of Default has occurred and is continuing, the Members owning a majority of the issued and outstanding Class A Common Membership Interests or

(iii) upon the occurrence of an Event of Default, and during the continuation thereof, the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests, and Class C Preferred Membership Interests, voting together as a single class. The number of Directors as of the date of this Agreement is hereby set at three (3) and the current Directors are listed on Schedule B attached hereto. Schedule B shall be amended from time to time by the Board to reflect the current Directors, and any such amendment to the information contained therein made in accordance with the provisions of this Agreement shall not constitute an amendment of this Agreement to which Section 17.9 applies. Except as provided in this Article VI, the Directors shall be elected at the annual meeting of the Members by the Members owning a majority of the Class A Common Membership Interests outstanding; provided, however, that upon the occurrence of an Event of Default, and during the continuation thereof, the Directors shall be elected by the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class. Each Director elected shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation or removal. Directors need not be Members. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by resolution duly adopted by the Members owning a majority of the issued and outstanding Class A Common Membership Interests, at a special meeting held for such purpose, or by action taken in lieu of such meeting, at or the next annual meeting of Members following any vacancy; provided, however, that upon the occurrence of an Event of Default, and during the continuation thereof, such vacancies and newly created directorships may be filled by (and only by) the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class. Any Director so chosen to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of Members and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal.

Section 6.2    Meetings of the Board. The first meeting of each newly elected Board shall be held immediately after the annual meeting of Members and at the same place at which regular meetings of the Board are held, or at such other time and place as may be provided by resolution of the Board, and no notice of such meeting to the newly elected Directors shall be necessary in order to legally constitute the meeting, provided a quorum shall be present. In the event such first meeting of the newly elected Board is not held at that time and place, such meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board, or as shall be specified in a written waiver signed by all of the Directors. Regular meetings of the Board may be held without notice at such time and at such place, either within or without the State of Delaware, as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman of the Board or by the President by giving notice as set forth in Section 6.8, and such meetings shall be held at the principal business office of the Company or at such other place or places, either within or without the State of Delaware, as shall be specified in the notice thereof.

Section 6.3    Quorum and Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote if Directors (or members of such committee) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors (or members of such committee) were present and voted, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 6.4    Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal business office of the Company.

Section 6.5    Committees of Directors. From time to time the Board, by the affirmative vote of a majority of the whole Board, may designate other committees, each committee to consist of one or more of the Directors, for any purpose or purposes, and any such committee shall have such powers as shall be conferred by the resolution designating such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act at the meeting in place of any such absent or disqualified member. Each such committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 6.6    Removal of Directors. Unless otherwise restricted by Law, any Director or the entire Board may be removed, with or without cause, by the Members owning a majority of the issued and outstanding Class A Common Membership Interests, and any vacancy caused by any such removal shall be filled by the Members owning a majority of the issued and outstanding Class A Common Membership Interests; provided, however, that upon the occurrence of an Event of Default, and during the continuation thereof, any Director or the entire Board may be removed, with or without cause, by (and only by) the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class, and any vacancy caused by any such removal shall be filled by (and only by) the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class.

Section 6.7    Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company.

Section 6.8    Notice of Meetings. Notice of any meeting of the Board or any committee thereof requiring notice shall be given to each Director or member of such committee by personal delivery or by mail or by telegram, in any case at least forty-eight (48) hours before the time fixed for the meeting. At any meeting at which all Directors, or members of a committee, shall be present, or at which all Directors, or members of a committee, not present have waived notice in writing, the giving of notice may be dispensed with. Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except when such Director attends such meeting for the express purpose of objecting at the beginning of such meeting, to the transaction of any business because such meeting is not lawfully called or convened.

Section 6.9    Resignation. Any Director may resign at any time by giving written notice to the Board, the Chairman of the Board, the President or the Secretary. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, upon receipt thereof, and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

ARTICLE VII
OFFICERS
Section 7.1    Officers. The Board may select natural persons who are agents or employees of the Company to be designated as officers of the Company (“Officers”), with such titles as the Board shall determine in its sole discretion. The Board may elect a Chairman of the Board and/or a Chief Executive Officer, and shall elect a President, a Secretary, a Treasurer, and in its discretion, one or more Vice Presidents and/or a Tax Officer. Any number of offices may be held by the same person. The Board may appoint, or may authorize the Chief Executive Officer to appoint (and to remove), such assistant secretaries, assistant treasurers and other subordinate officers as it may deem desirable. The Officers shall hold office until their successors are chosen and qualify. The Officers as of the date of this Agreement are listed on Schedule C attached hereto. Schedule C shall be amended from time to time by the Board to reflect the current Officers, and any such amendment to the information contained therein made in accordance with the provisions of this Agreement shall not constitute an amendment of this Agreement to which Section 17.9 applies.

Section 7.2    The Chief Executive Officer. The Chief Executive Officer, or, if no Chief Executive Officer is elected, the President, subject to the direction of the Board, shall have direct charge of and general supervision over the day-to-day business and affairs of the Company.

Section 7.3    The Chairman of the Board. The Chairman of the Board shall be a member of the Board. He shall preside at all meetings of the Board and shall have such other duties as from time to time may be assigned to him by the Board or by the Chief Executive Officer.

Section 7.4    The President. The President shall perform all duties incident to the office of a president of a corporation organized under the GCL and such other duties as from time to time may be assigned to him by the Board or by the Chief Executive Officer.

Section 7.5    The Vice Presidents. Each Vice President shall have such powers and shall perform such duties incident to the offices of a vice president of a corporation organized under the GCL, and such other duties from time to time as may be conferred upon or assigned to him by the Board or as may be delegated to him by the Chief Executive Officer or the President. In the absence of the Chief Executive Officer and the President, or in the event of the Chief Executive Officer’s and the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7.6    The Secretary. The Secretary shall attend all meetings of the Board and all meetings of the Members and record all the proceedings of the meetings of the Members and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees of the Board when required. The Secretary shall cause notices of all meetings of the Members and the Board to be given in accordance with this Agreement, shall be custodian of the records and the seal, if any, of the Company, and shall cause the Company seal, if any, to be affixed to all documents the execution of which under seal is duly authorized, and when the Company seal is so affixed, may attest to the same. The Secretary shall perform such other duties as are incident to the office of secretary of a corporation organized under the GCL or as may be prescribed by the Board or the President, under whose supervision the Secretary shall be.

Section 7.7    The Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities, receipts and disbursements of the Company, and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Company in such banks, trust companies or other depositories as shall, from time to time, be designated by the Board, or by the Treasurer if so authorized by the Board. The Treasurer: (i) may endorse for collection on behalf of the Company checks, notes and other obligations, (ii) may sign receipts and vouchers for payments made to the Company, (iii) may, singly or jointly with another person as may be authorized by the Board, sign checks on the Company’s accounts and pay out and disburse the funds of the Company under the direction of the Board, taking proper vouchers for such disbursements, (iv) shall render or cause to be rendered to the Chief Executive Officer, the President and the Board, whenever requested, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Treasurer shall perform such other duties as are incident to the office of treasurer of a corporation organized under the GCL, or as may be assigned from time to time by the Chief Executive Officer, the President or the Board.

Section 7.8    Tax Officer. One or more Tax Officers shall have the authority to communicate with the Internal Revenue Service and with state and local tax authorities, may sign tax returns, shall pay or cause to be paid taxes and shall have the authority to settle tax liabilities in the name or on behalf of the Company.

Section 7.9    Transfer of Duties. The Board in its sole discretion may transfer the powers and duties, in whole or in part, of any Officer to any other Officer or person(s), notwithstanding anything to the contrary contained in this Agreement.

Section 7.10    Vacancies; Absences. If the office of Chairman of the Board, Chief Executive Officer, President, Vice President, Secretary or Treasurer, or of any other Officer or agent of the Company, becomes vacant for any reason, the Board may, but is not required, to choose a successor to hold office for the remainder of the unexpired term. The Board, whenever necessary, may in the absence of any Officer, designate any other Officer or properly qualified employee to perform the duties of the absent Officer for the time being, and such designated Officer or employee shall have, when so acting, all the powers herein given to such absent Officer.

Section 7.11    Removal. At any meeting of the Board called for the purpose, any Officer or agent of the Company may be removed from office, with or without cause, by the affirmative vote of a majority of the entire Board. The Board may authorize the Chief Executive Officer to remove any Officer or agent of the Company, with or without cause.

Section 7.12    Resignation. Any Officer or agent of the Company may resign at any time by giving written notice to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall take effect at the time specified therein, or, if the time is not specified therein, upon receipt thereof, and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Section 7.13    Compensation of Officers. The Officers shall receive such salary or compensation as may be determined by the Board, in its sole discretion. No Officer shall be prevented from receiving such salary or compensation by reason of the fact that he is also a Director of the Company.

Section 7.14    Delegation of Powers. Each Officer may delegate to any other Officer and to any official, employee or agent of the Company, such portions of his powers as he shall deem appropriate, subject to such limitations and expirations as he shall specify, and may revoke such delegation at any time.

Section 7.15    Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board or the other Officers, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 7.16    Execution of Documents. Unless the Board shall otherwise specifically direct, and except as otherwise specifically provided in this Agreement, all contracts, checks, drafts, bills of exchange and promissory notes and other negotiable instruments of the Company shall be executed in the name of the Company by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or the Treasurer, or any other Officer that may be designated by the Board.

ARTICLE VIII
COVENANTS

Section 8.1    Financial Covenants. For so long as any Class A Preferred Membership Interests, Class B Preferred Membership Interests, Class C Preferred Membership Interests, or Class D Preferred Membership Interests remain outstanding, the Company shall comply with the following financial covenants, measured as of the last day of each calendar quarter beginning with the quarter ending September 30, 2014 and, with respect to the financial covenant set forth in Section 8.1(a) only, as of the date hereof (collectively, the “Financial Covenants”):
(a)(i) the Company’s Net Worth shall be equal to or greater than $1,000,000,000, and (ii) for so long as any Class C Preferred Membership Interests remain outstanding, the Company’s Net Worth shall be equal to or greater than $1,750,000,000; and
(b)the Company’s Distribution Coverage Ratio shall be at least 1:1.
The Company shall not be deemed to have breached, violated or otherwise not complied with a Financial Covenant if such breach or non-compliance is cured or otherwise remedied within forty-five (45) days of the determination date.
ARTICLE IX
DISTRIBUTIONS
Section 9.1    Distributions to Holders of Preferred Interests.
i.The holders of Class A Preferred Membership Interests shall be entitled to receive, if, when, and as declared by the Directors, out of funds legally available for the payment of distributions and in preference to the Class C Preferred Membership Interests, the Class D Preferred Membership Interests, and the Common Interests, cumulative cash distributions with respect to each Class A Preferred Membership Interest owned in an amount equal to 10% of the Class A Preferred Liquidation Price per annum. Such distributions shall be payable quarterly on March 15, June 15, September 15, and December 15 of each year, or if any such date is not a Business Day on the next succeeding Business Day (each such distribution, and each distribution payable to holders of Class B Preferred Membership Interests pursuant to Section 9.1(iii), a “Distribution Payment”, each such date a “Distribution Payment Date” and each such quarter a “Distribution Period”), beginning on September 15, 2008, to holders of record of the Class A Preferred Membership Interests as of a date to be fixed by the Board not exceeding sixty (60) days and not less than ten (10) days preceding the applicable Distribution Payment Date. Such distributions shall be made by the Company by mailing a check or sending a wire transfer, in the amount of such distribution, to such holder’s last registered address listed in the transfer records of the Company, in the case of a check, or to an account specified by such holder at least ten (10) days prior to the applicable Distribution Payment Date, in the case of a wire transfer.
ii.The distributions with respect to Class A Preferred Membership Interests provided for in Section 9.1(i) shall be cumulative, whether or not earned or declared, so that, subject to Section 9.1(v), if at any time full cumulative distributions at the rate specified in Section 9.1(i) on all Class A Preferred Membership Interests then outstanding to the end of the Distribution Period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any dividend or other distribution shall be paid or declared and set apart for payment on any Interest or any sum shall be set aside for or applied by the Company to the purchase, redemption or other acquisition of any Interest. No interest, or sum of money in lieu of interest, shall be payable in respect of any Distribution Payment on the Class A Preferred Membership Interests which may be in arrears.
iii.The holders of Class B Preferred Membership Interests shall be entitled to receive, if, when, and as declared by the Directors, out of funds legally available for the payment of distributions and in preference to the Class C Preferred Membership Interests, Class D Preferred Membership Interests, and the Common Interests, cumulative cash distributions with respect to each Class B Preferred Membership Interest owned in an amount equal to 9% of the Class B Preferred Liquidation Price per annum. Such distributions shall be payable quarterly on each Distribution Payment Date, beginning on September 15, 2010, to holders of record of the Class B Preferred Membership Interests as of a date to be fixed by the Board not exceeding sixty (60) days and not less than ten (10) days preceding the applicable Distribution Payment Date. Such distributions shall be made by the Company by mailing a check or sending a wire transfer, in the amount of such distribution, to such holder’s last registered address listed in the transfer records of the Company, in the case of a check, or to an account specified by such holder at least ten (10) days prior to the applicable Distribution Payment Date, in the case of a wire transfer.
iv.The distributions with respect to Class B Preferred Membership Interests provided for in Section 9.1(iii) shall be cumulative, whether or not earned or declared, so that, subject to Section 9.1(v), if at any time full cumulative distributions at the rate specified in Section 9.1(iii) on all Class B Preferred Membership Interests then outstanding to the end of the Distribution Period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any dividend or other distribution shall be paid or declared and set apart for payment on any Interest or any sum shall be set aside for or applied by the Company to the purchase, redemption or other acquisition of any Interest. No interest, or sum of money in lieu of interest, shall be payable in respect of any Distribution Payment on the Class B Preferred Membership Interests which may be in arrears.
v.The respective rights of holders of Class A Preferred Membership Interests and Class B Preferred Membership Interests to receive such distributions as set forth in this Section 9.1 shall rank pari passu with each other, so that if distributions on the Class A Preferred Membership Interests and the Class B Preferred Membership Interests are not paid in full, the holders of the Class A Preferred Membership Interests and the Class B Preferred Membership Interests shall share ratably in the payment of such distributions including accumulations, if any, in proportion to the sums which would be payable on the Class A Preferred Membership Interests and the Class B Preferred Membership Interests if all distributions thereon were declared and paid in full. If the distributions on any Preferred Interests of any class and series ranking equally in the payment of distributions with the Class A Preferred Membership Interests and Class B Preferred Membership Interests are not paid in full, the Preferred Interests of such classes and series, including the Class A Preferred Membership Interests and Class B Preferred Membership Interests, shall share ratably in the payment of such distributions including accumulations, if any, in proportion to the sums which would be payable on such Preferred Interests if all distributions were declared and paid in full.
vi.After all the distributions to the holders of the Class A Preferred Membership Interests and Class B Preferred Membership Interests provided for in clauses (i) through (v) of this Section 9.1, with respect to the then-current Distribution Period and all preceding Distribution Periods, have been paid in full, or have been declared in full and funds set apart for the payment of such distributions, the Class C Preferred Membership Interests shall be entitled to receive, if, when, and as declared by the Directors after such time, out of funds legally available for the payment of distributions and in preference to the Class D Preferred Membership Interests, and the Common Interests, cumulative cash distributions with respect to each Class C Preferred Membership Interest owned in an amount equal to 7.5% of the Class C Preferred Liquidation Price per annum. Such distributions shall be payable quarterly on March 15, June 15, September 15, and December 15 of each year, or if any such date is not a Business Day on the next succeeding Business Day, beginning on September 15, 2014, to holders of record of the Class C Preferred Membership Interests as of a date to be fixed by the Board not exceeding sixty (60) days and not less than ten (10) days preceding the applicable distribution payment date. Such distributions shall be made by the Company by mailing a check or sending a wire transfer, in the amount of such distribution, to such holder’s last registered address listed in the transfer records of the Company, in the case of a check, or to an account specified by such holder at least ten (10) days prior to the applicable distribution payment date, in the case of a wire transfer.
vii.The distributions with respect to Class C Preferred Membership Interests provided for in Section 9.1(vi) shall be cumulative, whether or not earned or declared, so that if at any time full cumulative distributions at the rate specified in Section 9.1(vi) on all Class C Preferred Membership Interests then outstanding to the end of the distribution period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any dividend or other distribution shall be paid or declared and set apart for payment on any Class D Preferred Membership Interest, or Common Interest or any sum shall be set aside for or applied by the Company to the purchase, redemption or other acquisition of any Class D Preferred Membership Interest, or Common Interest. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment on the Class C Preferred Membership Interests which may be in arrears.
viii.After all the distributions to the holders of the Class C Preferred Membership Interests provided for in clauses (vi) and (vii) of this Section 9.1, with respect to the then-current Distribution Period and all preceding Distribution Periods, have been paid in full, or have been declared in full and funds set apart for the payment of such distributions, the Class D Preferred Membership Interests shall be entitled to receive, if, when, and as declared by the Directors after such time, out of funds legally available for the payment of distributions and in preference to the Common Interests, cumulative cash distributions with respect to each Class D Preferred Membership Interest owned in an amount equal to 5.0% of the Class D Preferred Liquidation Price per annum. Such distributions shall be payable on an annual basis on January 1 of such year, or if such date is not a Business Day on the next succeeding Business Day, beginning on January 1, 2017, to holders of record of the Class D Preferred Membership Interests as of a date to be fixed by the Board not exceeding sixty (60) days and not less than ten (10) days preceding the applicable distribution payment date. Such distributions shall be made by the Company by mailing a check or sending a wire transfer, in the amount of such distribution, to such holder’s last registered address listed in the transfer records of the Company, in the case of a check, or to an account specified by such holder at least ten (10) days prior to the applicable distribution payment date, in the case of a wire transfer.
ix.The distributions with respect to Class D Preferred Membership Interests provided for in Section 9.1(viii) shall be cumulative, whether or not earned or declared, so that if at any time full cumulative distributions at the rate specified in Section 9.1(viii) on all Class D Preferred Membership Interests then outstanding to the end of the distribution period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any dividend or other distribution shall be paid or declared and set apart for payment on any Common Interest or any sum shall be set aside for or applied by the Company to the purchase, redemption or other acquisition of any Common Interest. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment on the Class D Preferred Membership Interests which may be in arrears.

Section 9.2    Distributions to Holders of Common Interests. Subject to Section 9.1, the Class A Common Membership Interests and Class B Common Membership Interests shall rank pari passu with each other with respect to, and share ratably in, any and all distributions made on the Common Interests; provided, however, that so long as any Preferred Interests are outstanding, the Company shall not declare or pay any distributions on the Common Interests, except as follows:
(A)Distributions may be paid upon the Common Interests only after all the distributions provided for in Section 9.1, with respect to the then-current Distribution Period and all preceding Distribution Periods, have been paid in full, or have been declared in full and funds set apart for the payment of such distributions.
(B)After the payment of the distributions provided for in Section 9.1, as to which, for the avoidance of doubt, the Preferred Interests are expressly entitled in preference to the Common Interests, the Common Interests alone (subject to the rights of any other class or series of Preferred Interests) shall receive all further distributions, if any.

Section 9.3    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board on behalf of the Company, shall not make a distribution to any Interest Holder on account of its interest in the Company if such distribution would violate Section 18-607 or Section 18-804 of the Act or other applicable Law.

ARTICLE X
COMMON INTERESTS, PREFERRED INTERESTS, AND ADDITIONAL INTERESTS

Section 10.1    Classes of Interests.
As of the date hereof,
A.the Interests shall consist solely of Common Interests and Preferred Interests;
B.the Common Interests shall consist solely of the Class A Common Membership Interests and Class B Common Membership Interests; and
C.the Preferred Interests shall consist solely of the Class A Preferred Membership Interests, the Class B Preferred Membership Interests, the Class C Preferred Membership Interests, and the Class D Preferred Membership Interests.

Section 10.2    Additional Limited Liability Company Interests.
i.Subject to the consent rights of the Class A Preferred Members, the Class B Preferred Members, the Class C Preferred Members, and the Class D Preferred Members set forth in Sections 5.6(iii), (iv), (v), and (vi) hereof, respectively, the Company is authorized, in the Board’s sole discretion, in order to raise additional capital, acquire assets, redeem or retire Company debt, or for any other Company purpose, to cause the Company to issue:
1.an unlimited number of additional Common Interests, Preferred Interests, or any other type of limited liability company interest in the Company, which may be of a new class or classes or series, from time to time to Members or to other Persons and to admit them to the Company as Additional Members, all without the approval of the Members or any other Persons who may acquire an interest in any of the limited liability company interests in the Company or
2.an unlimited number of any other type of security of the Company, including, without limitation, unsecured and secured debt obligations of the Company, debt obligations of the Company convertible into any class or series of Common Interests or other limited liability company interests that may be issued by the Company, options, rights or warrants to purchase any such class or series of Common Interests or other limited liability company interests in the Company, or any combination of any of the foregoing, from time to time to Members or other Persons on terms and conditions to be established in the sole discretion of the Board, all without the approval of the Members or any other Persons who may acquire an interest in any of the limited liability company interests in the Company;

provided, however, that the Company shall not issue any such limited liability company interest in the Company or any such other type of security of the Company if, immediately thereafter, the Company would reasonably be expected to be in breach, default or violation of, or non-compliance with, any of the Financial Covenants (without taking into account, for the avoidance of doubt, the forty-five (45) day cure period referenced in Section 8.1).
ii.With respect to any limited liability company interests in the Company or other securities issued or issuable by the Company pursuant to Section 10.2(i), subject to the limitations referred to in Section 10.2(i) and except as prohibited by the Act:
1.there shall be no limit on the number of such limited liability company interests in the Company or other securities that may be so issued, and the Board shall have sole discretion in determining the consideration and terms and conditions with respect to any such limited liability company interests in the Company or other securities;
2.the Board shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such issuance, including without limitation compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency;
3.the Company may assume liabilities and hypothecate its property in connection with any such issuance;
4.such limited liability company interests shall be issuable from time to time in one or more classes or series, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers, and duties senior to existing Interests or classes or series thereof, all as shall be fixed by the Board in the exercise of its sole discretion, including, without limitation: (i) the right of such additional limited liability company interests in the Company or class or series thereof to share in Company distributions; (ii) the rights of such additional limited liability company interests in the Company or class or series thereof upon dissolution and liquidation of the Company; (iii) whether such additional limited liability company interests in the Company or class or series thereof are redeemable by the Company and, if so, the price at which, and the terms and conditions on which, such additional limited liability company interests in the Company or class or series thereof may be redeemed by the Company; (iv) whether such additional limited liability company interests in the Company or class or series thereof are issued with the privilege of conversion and, if so, the rate at and the terms and conditions upon which such additional limited liability company interests in the Company or class or series thereof may be converted into any other limited liability company interest in the Company or class or series thereof; (v) the terms and conditions of the issuance of such additional limited liability company interests in the Company or class or series thereof; and (vi) the rights of such additional limited liability company interests in the Company or class or series thereof to vote on matters relating to the Company and this Agreement; and
5.upon such issuance, the Board, in its sole discretion and without the approval of any Member or other Person who may acquire an interest in any limited liability company interests in the Company, may amend any provision of this Agreement (each Person accepting limited liability company interests in the Company being deemed to approve such amendment), and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, as shall be necessary or desirable to reflect the authorization and issuance of such additional limited liability company interests in the Company or class or series thereof or other securities and the relative rights and preferences of such additional limited liability company interests in the Company or class or series thereof or other securities, and any such action shall not be subject to Section 17.9 of this Agreement.

Section 10.3    Certificates.
i.An Interest Holder's Interests in the Company (including the Common Interests and the Preferred Interests) shall be represented by one or more certificates issued to such Interest Holder by the Company (any such certificate is referred to herein as a “Certificate”). Each such Certificate shall be denominated in terms of the number of Interests evidenced by such Certificate and shall be signed by at least one Officer on behalf of the Company. Each Interest shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. On the date hereof, the Company shall issue to each Member one or more Certificates in the name of such Member to represent the Common Interests and/or Preferred Interests owned by such Member as of the date hereof, to the extent such Member has not hereto been issued a Certificate representing such Common Interests and/or Preferred Interests owned by such Member as of the date hereof.
ii.Upon the issuance of additional Interests to any Person in accordance with the provisions of the Agreement, the Company shall issue to such Person one or more Certificates in the name of such Person. Each such Certificate shall be denominated in terms of the type and number of Interests evidenced by such Certificate and shall be signed by at least one Officer on behalf of the Company.
iii.The Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the Interests represented by such Certificate, as reflected on the books and records of the Company:
1.makes proof by affidavit, in form and substance satisfactory to the Board, in its sole discretion, that such previously issued Certificate has been lost, stolen or destroyed;
2.requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a protected purchaser;
3.if requested by the Board in its sole discretion, delivers to the Company a bond, in form and substance satisfactory to the Board in its sole discretion, with such surety or sureties as the Board in its sole discretion may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and
4.satisfies any other reasonable requirements imposed by the Board.
iv.Upon an Interest Holder's transfer of any or all of its Interests represented by a Certificate in accordance with the provisions of this Agreement, such Interest Holder shall deliver such Certificate to the Company for cancellation (endorsed thereon or endorsed on a separate document), and any Officer shall thereupon cause to be issued a new Certificate to such Interest Holder's transferee for the type and number of Interests being transferred and, if applicable, cause to be issued to such Interest Holder a new Certificate for that type and number of Interests that were represented by the canceled Certificate and that are not being transferred; provided, however, that the Company shall have no duty to register the transfer unless the requirements of Section 8-401 of the Uniform Commercial Code as in effect in the State of Delaware are satisfied.

Section 10.4    Legends.
i.Each Certificate issued by the Company shall include the following legend:
"THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SET FORTH IN, AND THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED

HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENTERGY HOLDINGS COMPANY LLC, DATED AS OF SEPTEMBER 19, 2015, AS THE SAME MAY BE FURTHER AMENDED OR RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY ARE RESTRICTED AS DESCRIBED IN THE AGREEMENT.

EACH LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8‑102(a)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE AND (II) THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.”

ii.In addition, unless counsel to the Company has advised the Company that such legend is no longer needed, each Certificate shall bear a legend in substantially the following form:
“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.”

ARTICLE XI
BOOKS AND RECORDS
Section 11.1    Books, Records and Financial Statements.
i.At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and of the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reason-able times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company.
ii.The Company, and the Board on behalf of the Company, shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. The Company, and the Board on behalf of the Company, shall prepare and file, or cause to be prepared and filed, all applicable federal and state tax returns.

Section 11.2    Accounting Method. For financial and tax reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner in accordance with generally accepted accounting principles and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

Section 11.3    Annual Audit. At any time at the Board’s sole discretion, the financial statements of the Company may be audited by an independent certified public accountant, selected by the Board in its sole discretion, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant’s report will be made available for inspection by the Members.

ARTICLE XII
TAX MATTERS
Section 12.1    Taxation as Corporation. Unless otherwise determined by the Class A Common Member, the Company shall be treated as a corporation for U.S. federal income tax purposes.

ARTICLE XIII
LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 13.1    Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director.

Section 13.2    Exculpation.
i.No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s bad faith.
ii.A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, income or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 13.3    Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of bad faith with respect to such acts or omissions; provided, however, that any indemnity under this Section 13.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability with respect to such indemnity.

Section 13.4    Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 13.3 hereof.

Section 13.5    Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine in its sole discretion, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine in its sole discretion and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 13.4 hereof and containing such other procedures regarding indemnification as are appropriate.

Section 13.6    Duties of Directors and Officers. Except as otherwise provided in this Agreement, including this Article XIII, in exercising their rights and performing their duties under this Agreement, each Director and Officer shall have a fiduciary duty similar to that of a director or officer, respectively, of a business corporation organized under the GCL. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Board, and to actions and decisions of the Board within the scope of the Board’s authority as provided herein.

Section 13.7    Outside Businesses. Any Covered Person may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, whether now existing or hereafter acquired or initiated, and whether or not such ventures are competitive with the Company, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person. No Covered Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Covered Person shall not be liable to the Company or to any Member for breach of any fiduciary or other duty by reason of the fact that such Covered Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member or other Interest Holder shall have any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such venture, even if competitive with the activities of the Company, shall not be deemed wrongful, improper, or the breach of any duty to the Company or any Member or other Interest Holder existing at law, in equity or otherwise.

Section 13.8    Affiliated Transactions. The Members hereby acknowledge that the purposes of the Company include the Company’s engaging in dealings, transactions, agreements and contracts with Covered Persons and Affiliates of the Company, and the Members hereby agree that the Company may deal, transact and contract with Affiliates of the Company and Covered Persons on such terms as such Affiliate or Covered Person and the Company shall agree, and the Members agree that any such dealings, transactions, agreements or contracts shall not be deemed a breach of such Covered Person’s or any Member’s or Director’s duty of loyalty to the Company or to the Members or other Interest Holders, or any other duty to the Company or to the Members or the other Interest Holders existing at law, in equity or otherwise, or be void or voidable, by reason of the fact that such Covered Person or any Member or Director is in any way interested in such transaction, participated in any Member or Board approval of such transaction, or realized profits or income, directly or indirectly, from any such transaction, so long as the terms of any such transaction are entered into in good faith.

Section 13.9    Duty of Disclosure. Notwithstanding anything to the contrary contained in this Agreement or any duty existing at law, in equity or otherwise, the Company and any Covered Person shall fully satisfy its duty of disclosure to any Member, other Interest Holder or any other Person if the Company and any such Covered Person do not act in bad faith.

Section 13.10    Conflicts of Interest. Whenever a conflict of interest exists or arises between a Covered Person and another Covered Person, or whenever this Agreement or any other agree-ment contemplat-ed herein pro-vides that a Covered Person shall act in a manner that is, or provides terms that are, reasonable to the Company or any Member or other Interest Holder, the Covered Person shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (includ-ing its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by such Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not consti-tute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

Section 13.11    Discretion. Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement a Member or the Board is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Member and/or each Director shall be entitled to consider such interests and factors as it desires, including its own interests (or, in the case of any of the Directors, the interests of the Members that appointed such Director), and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another expressed standard, such Member or the Board shall act under such express standard, and in no circumstance addressed in this Section 13.11 shall a Member, the Board or any Director be subject to any other or different standards.

Section 13.12    Duties. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Interest Holder, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member or other Interest Holder for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

ARTICLE XIV
ADDITIONAL MEMBERS

Section 14.1    Admission. By approval of the Board, in its sole discretion, and without the vote of any Members (except as may be required pursuant to Section 5.6(iii), (iv), (v), or (vi)), or any other Person, the Company is authorized to admit any Person as an additional member of the Company (each, an “Additional

Member” and collectively, the “Additional Members”). Each such Person shall be admitted as an Additional Member at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on Schedule A hereto. The legal fees and expenses associated with such admission shall be borne by the Company.

ARTICLE XV
ASSIGNABILITY AND SUBSTITUTE MEMBERS

Section 15.1    Assignability of Interests. Except as otherwise specifically provided in this Article XV, no Member or other Interest Holder may assign the whole or any part of its Interests (including, without limitation, any direct or indirect assignment, whether by operation of law or otherwise, pursuant to a merger, consolidation or conversion involving an Interest Holder) without the prior written consent of (i) so long as no Event of Default has occurred and is continuing, the Members (which may include such assigning Member) owning a majority of the issued and outstanding Class A Common Membership Interests or (ii) upon the occurrence of an Event of Default, and during the continuation thereof, the Members (which may include such assigning Member) owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class, in either case which consent may be given or withheld in the sole discretion of each such Member. If the prior written consent of such Members is obtained for any such assignment, such assignment shall not entitle the assignee to become a Substitute Member or to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled, unless the assigning Member designates, in a written instrument delivered to the other Members, its assignee to become a Substitute Member and the admission of such assignee as a Member is consented to in writing by (i) so long as no Event of Default has occurred and is continuing the Members (which may include such assigning Member) owning a majority of the issued and outstanding Class A Common Membership Interests or (ii) upon the occurrence of an Event of Default, and during the continuation thereof, the Members (which may include such assigning Member) owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class, in either case which consent may be given or withheld in the sole discretion of each such Member; and provided, further, that such assignee shall not become a Substitute Member without having first executed an instrument reasonably satisfactory to the Board accepting and agreeing to the terms and conditions of this Agreement, which instrument may be a counterpart of this Agreement, and without having paid to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such assignee’s admission as a Substitute Member. If a Member assigns all of its interest in the Company and the assignee of such interest is entitled to become a Substitute Member pursuant to this Article XV, such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment, and, immediately following such admission, the assigning Member shall cease to be a member of the Company, and the Company shall continue without dissolution.

Section 15.2    Recognition of Assignment by Company. To the fullest extent permitted by law, no assignment, or any part thereof, that is in violation of this Article XV shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making distributions pursuant to Article IX hereof with respect to such Interest or part thereof. To the fullest extent permitted by law, neither the Company, the Members, the Directors nor the Officers shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 15.3    Effective Date of Assignment. The Company shall maintain books for the purpose of registering the transfer of Interests. Any valid assignment of an Interest Holder’s Interests, or part thereof, pursuant to the provisions of Section 15.1 hereof shall be effective when the transfer of the Interests is registered upon books maintained for that purpose by or on behalf of the Company. The Company shall, from the effective date of such assignment, thereafter pay all further distribu-tions on account of the Interests (or part thereof) so assigned, to the assignee of such interest(s), or part thereof.

Section 15.4    Pledge. No Interest Holder may pledge or otherwise encumber the whole or any part of its Interests without the prior written consent of (i) so long as no Event of Default has occurred and is continuing, the Members (which may include such assigning Member) owning a majority of the issued and outstanding Class A Common Membership Interests or (ii) upon the occurrence of an Event of Default, and during the continuation thereof, the Members (which may include such assigning Member) owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class, in either case which consent may be given or withheld in the sole discretion of each such Member.

ARTICLE XVI
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 16.1    No Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

Section 16.2    Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (the day on which any such event occurs is referred to as the “Dissolution Date”):
i.the written consent of (i) so long as no Event of Default has occurred and is continuing, the Members owning a majority of the issued and outstanding Class A Common Membership Interests and the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class, or (ii) upon the occurrence of an Event of Default, and during the continuation thereof, the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class;
ii.at any time that there are no members of the Company unless the Company is continued in accordance with the Act; or
iii.the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;
provided, that neither the merger or consolidation of the Company with another entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 16.2 unless one or more of the foregoing events shall have also occurred.
Section 16.3    Winding Up. Upon dissolution of the Company, the Board shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. Upon dissolution of the Company, the assets of the Company, including any proceeds of liquidation thereof, shall be distributed in the following order and priority:
i.To creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof).

ii.To the Members holding the Class A Preferred Membership Interests and Class B Preferred Membership Interests, in an amount equal to the sum of (A) the Applicable Liquidation Price multiplied by the number of Class A Preferred Membership Interests and Class B Preferred Membership Interests held by such Member, and (B) any Distribution Payments accumulated on such Class A Preferred Membership Interests and Class B Preferred Membership Interests remaining unpaid as of the Dissolution Date, and to the holders of any other Preferred Interests (other than the Class C Preferred Membership Interests), in an amount equal to the liquidation price thereof multiplied by the number of such Preferred Interests held by such Member, plus any distributions thereon accumulated and unpaid as of the Dissolution Date.
iii.To the Members holding the Class C Preferred Membership Interests, in an amount equal to the sum of (A) the Class C Preferred Liquidation Price multiplied by the number of Class C Preferred Membership Interests held by such Member, and (B) any distribution payments accumulated on such Class C Preferred Membership Interests remaining unpaid as of the Dissolution Date.
iv.To the Members holding the Class D Preferred Membership Interests, in an amount equal to the sum of (A) the Class D Preferred Liquidation Price multiplied by the number of Class D Preferred Membership Interests held by such Member, and (B) any distribution payments accumulated on such Class D Preferred Membership Interests remaining unpaid as of the Dissolution Date.
v.To the Members holding Common Interests according to their Percentage Interests.
In the event of any voluntary liquidation, dissolution, or winding up of the Company, (A) the Class A Preferred Membership Interests and Class B Preferred Membership Interests, together with and on par with all other Preferred Interests (other than the Class C Preferred Membership Interests and the Class D Preferred Membership Interests, and except as may be specifically provided with respect to any other Preferred Interests), shall have a preference over the Class C Preferred Membership Interests, the Class D Preferred Membership Interests, and the Common Interests until the amounts set forth in Section 16.3(ii) shall have been paid to the Members holding the Class A Preferred Membership Interests and Class B Preferred Membership Interests and any other Preferred Interests (other than the Class C Preferred Membership Interests and the Class D Preferred Membership Interests), (B) the Class C Preferred Membership Interests shall have a preference over the Class D Preferred Membership Interests and the Common Interests until the amounts set forth in Section 16.3(iii) shall have been paid to the Members holding the Class C Preferred Membership Interests and (C) the Class D Preferred Membership Interests shall have a preference over the Common Interests until the amounts set forth in Section 16.3(iv) shall have been paid to the Members holding the Class D Preferred Membership Interests. Neither the merger or consolidation of the Company with another entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 16.3.
Section 16.4     Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XVI and the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 16.5    Claims of the Interest Holders. The Interest Holders and former Interest Holders shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Interest Holders and former Interest Holders shall have no recourse against the Company, any Member, any Director or any Officer.

ARTICLE XVII
MISCELLANEOUS

Section 17.1    Notices. Unless otherwise specifically provided in this Agreement, all notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, mailed via an overnight courier service, telecopied or mailed by registered or certified mail, as follows:
i.If given to the Company at the address specified in Section 2.4 of this Agreement;
ii.if given to a Director, at such Director’s mailing address as provided to the Company; or
iii.if given to any Member at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.
All such notices shall be deemed to have been given when received.
Section 17.2    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

Section 17.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and, to the extent permitted by this Agreement, their successors, legal repre-sentatives and assigns.

Section 17.4    Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise stated, all references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

Section 17.5    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 17.6    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 17.7    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 17.8    Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 17.9    Amendments. Except as otherwise specifically provided herein, any amendment to this Agreement shall be adopted and be effective as an amendment hereto only upon the affirmative vote of (i) so long as no Event of Default has occurred and is continuing, the Members owning a majority of the issued and outstanding Class A Common Membership Interests or (ii) upon the occurrence of an Event of Default, and during the continuation thereof, the Members owning a majority of the issued and outstanding Class A Preferred Membership Interests, Class B Preferred Membership Interests and Class C Preferred Membership Interests, voting together as a single class, in either case which consent may be given or withheld in the sole discretion of each such Member; provided, in either case, that such amendment is in writing and executed by such Members entitled to vote thereon.

Section 17.10    No Implied Rights or Remedies. Nothing expressed or implied shall be construed to confer upon any Person, except the Members, the other Interest Holders, the Directors, Officers and Covered Persons any rights or remedies under or by reason of this Agreement.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above stated.

ENTERGY INTERNATIONAL LTD LLC

By     /s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer

SCHEDULE A
MEMBERS

Name	Mailing Address	Class and Number of Interests	Percentage Interest
Entergy International LTD LLC	2001 Timberloch Place The Woodlands, Texas 77380	1,000 Class A Common Membership Interests	46.25%

Entergy Corporation	639 Loyola Avenue New Orleans, Louisiana 70113	1,162 Class B Common Membership Interests	53.75%

Entergy Louisiana, LLC	446 North Boulevard Baton Rouge, Louisiana 70802	5,449,861.85 Class A Preferred Membership Interests 2,624,297.11 Class B Preferred Membership Interests 2,272,725.89 Class C Preferred Membership Interests	n/a
Entergy Gulf States Louisiana, L.L.C.	446 North Boulevard Baton Rouge, Louisiana 70802	1,393,918.39 Class A Preferred Membership Interests 1,502,643.04 Class B Preferred Membership Interests 662,426.80 Class C Preferred Membership Interests	n/a
Deutsche Bank AG, London Branch
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London, EC2N 2DB

E-Mail: GPFNY@list.db.com; CSGTRADES@LlST.DB.COM; baxter.wasson@db.com;michael.hervitz@db.com; josef.burstein@db.com; benjamin.robbins@db.com
		500,000 Class A Preferred Membership Interests	n/a

SCHEDULE B
DIRECTORS

Steven C. McNeal
Eddie Peebles
Andrew Rosenlieb

SCHEDULE C
OFFICERS

Officer	Title
Eddie Peebles	President
Steven C. McNeal	Vice President and Treasurer
Andrew Rosenlieb	Vice President
Thomas G. Wagner	Assistant Secretary
Brown, James D.	Tax Officer